                                                                  EXHIBIT 10.148


                                    AGREEMENT

THIS AGREEMENT is entered into as of this 1st day of August, 2002, by and between Sherman Oaks Hospital and Health Center, ("Hospital") and OptimumCare(R) Corporation ("Manager"), a Delaware Corporation.

                                    RECITALS

        A. Hospital operates an acute care facility in Sherman Oaks, California and desires to operate an outpatient Partial Hospitalization Programs (the PHP) for the treatment of psychiatric disorders, and

        B. Manager is in the business of providing management services for the treatment of patients with psychiatric disorders; and

        C. Hospital desires to retain Manager, and Manager desires to be retained, to provide the services described herein; and

        D. Hospital will provide (subject to the provisions of this Agreement) appropriate program and office space for the use of these Partial Hospitalization Programs during the term of this Agreement.

THEREFORE, it is mutually agreed as follows:

1.      DEFINITIONS

        (a) "Confidential Information" of the Manager shall mean all documents and other materials provided by Manager not available through sources in the public domain. Manager's documents and other materials may include, but are not limited to, memoranda, manuals, handbooks, pamphlets, production books and audio and visual recordings, which contain information relating to the Partial Hospitalization Programs (including written materials distributed to Program patients or for promotion of the Programs); and all models, techniques, formulations and procedures used to provide psychiatric services to Program patients.

        (b) "Employee Benefits" shall include, by way of illustration and not limitation, the employer's contribution under the Federal Insurance Contributions Act, unemployment compensation and related insurance, payroll and other employment taxes, pension and retirement plan contributions, worker's compensation and related insurance, group life, health, disability and accident insurance, severance and other benefits.

        (c) A "Patient Day" shall be deemed to exist with each out-patient visit to the "Program."

        (d) "PHP" shall mean the out-patient partial hospitalization psychiatric programs managed by Manager at the Hospital.


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2.      TERM

        (a) This Agreement shall have an initial term commencing on August 1, 2002 and terminating July 31, 2003.

        (b) Termination provisions are in Section (11) of this Agreement.

3.      COVENANTS OF HOSPITAL

        Hospital will:

        (a) Furnish necessary and identified program space and provide support, ancillary, and standard out-patient services to Partial Hospitalization Program patients, including available diagnostic facilities as directed by each Program patient's attending physician. Medical treatment shall be provided as directed only by physicians duly licensed to practice medicine in the state in which the hospital is located and who are appointees to the Hospital medical staff with appropriate privileges. Hospital will cooperate with Manager in providing appropriate program space for a capacity of at least thirty (30) chairs at each facility.

        (b) Provide support activities including: i) maintenance of or installation of carpet and decorating of patient treatment areas as needed; ii)
(a) dietary service for patients, (b) housekeeping services for patients and Manager's offices at the Hospital, (c) utilities for patient areas and Manager's offices at the Hospital, (d) staff offices, furniture, electrical support and office supplies, (e) daily patient transportation within the normal primary service area, (f) services of a nutritionist, (g) a psychiatric registered nurse, and (iii) other services customarily provided in the ordinary course of business for Hospital's patients (e.g. record keeping, etc.).

        (c) Charge and collect all PHP charges due from Partial Hospitalization Program patients or third party payors.

        (d) Staff the Partial Hospitalization Program with qualified personnel in accordance with the staffing table and be solely liable to those personnel who are Hospital employees for their wages, compensation and employee benefits. Nursing staff will be supervised by Hospital's nursing management system. Hospital personnel shall comply with the Program policies and procedures as mutually agreed upon in writing by Hospital and Manager. Hospital shall not, without Manager's prior written consent (which shall not be unreasonably withheld), deviate, change or otherwise decrease the agreed staffing table.

        (e) Provide to Manager's Program staff such appropriate pre-employment and periodic diagnostic and health screening procedures as are customarily provided by Hospital for Hospital employees.

        (f) Maintain accreditation by the Joint Commission on Accreditation of Healthcare Organizations and pay all related fees.


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        (g) Provide Manager's employees and contracted personnel with copies of all relevant Policies and Procedures, as amended from time to time.

        (h) Indemnify, save harmless, and defend Manager from all claims and liability and expenses (including reasonable attorney's fees) arising solely from the negligence of or breach of this Agreement by Hospital or its employees or contracted personnel.

        (i) Use reasonable efforts to resolve any issues regarding acceptability of Hospital personnel to Program personnel and patients which may arise with respect to any of Hospital's employees or contracted personnel.

        (j) Provide admissions and billing services. It is further understood that Hospital may deny admission to a patient who, in its opinion, is not financially qualified to meet financial obligations.

        (k) Provide appropriate Utilization Review and Quality Assessment services for all Partial Hospitalization Program patients under the supervision and with the continuous guidance of the partial hospitalization program administrator. The administrator is responsible for reviewing and validating by signature the above named services.

        (l) Maintain professional and comprehensive general liability insurance for itself and its employees and contracted personnel in an amount not less than $5,000,000 per occurrence or claim and whenever reasonably requested provide Manager with a certificate from the insurer stating that such insurance is in effect and which also states that Manager will be given at least ten (10) days advance written notice of any cancellation, non-renewal, or changes in policy limits, deductible, or co-insurance. Any deductible or co-insurance or aggregate limits shall be subject to Managers approval which shall not be unreasonably withheld. Manager agrees that $100,000 is an acceptable deductible or co-insurance. Hospital shall maintain "tail" coverage if necessary for any terminated "claims made" policy so as to apply to any of its acts or omissions which occur during the term of this Agreement until the expiration of any applicable statute of limitation but not to exceed seven (7) years.

        (m) As a condition precedent to this agreement, obtain appropriate California state license to operate the Program.

        (n) Provide a medical director, the Hospital will contract with a physician duly licensed in the state wherein the Hospital is situated and shall be required to fulfill the requirements to be admitted as a member of the Hospital's medical staff.

4.      COVENANTS OF MANAGER

        Manager will do the following at its own cost and expense:

        (a) Provide the following: (i) Partial Hospitalization Administrator (note: he/she will educate UR/QI staff and mentor, review and validate these activities); (ii) Social Services; (iii) Psychological Services; (iv) Activities Services; (v) Community Educators; (vi) Program


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Coordinator; and (vii) Part-time services of Corporate Director of Utilization
Review. All such personnel shall be subject to Hospital approval. Such personnel shall not be deemed employees or contracted personnel or borrowed servants of Hospital. Manager shall have full responsibility for their wages, payroll taxes and employee benefits and acts or omissions and shall indemnify, save harmless and defend Hospital from all claims and liability expenses (including reasonable attorneys' fees) arising from any claims, actions, causes of actions, damages or settlements with respect to any of the foregoing. Manager will assist Hospital in its screening, interviewing, and selecting of employees for the Program staff.

        (b) Provide Partial Hospitalization Program orientation and training for all appropriate personnel and serve as a resource to the Hospitals Education Department regarding psychiatric topics and M.A.B. training.

        (c) Indemnify, save harmless, and defend Hospital from all claims and liability and expenses (including reasonable attorney's fees) (1) arising solely from the negligence of or breach of this Agreement by Manager or its employees or contracted personnel or (2) arising out of Hospital negligence if the sole basis for any such negligence consists of entering into this Agreement with Manager, failing to properly supervise, monitor, or oversee Manager or its employees or agents, or failing to properly review or act upon its review of the qualifications of Manager or its employees or contracted personnel.

        (d) Consult, manage and support the Partial Hospitalization Program treatment team's effort to provide quality psychiatric treatment while maintaining prudent control of patient length of stay in concert with patient needs and insurance and regulatory requirements.

        (e) Require all employees to participate in mandatory Hospital education and orientation programs.

        (f) Administrative Services: Program Administrator will report to Hospital COO on a regular basis; in conjunction with Hospital Management. Provide availability of Corporate Clinical Director and Corporate Director of UR for mock surveys, training of clinical staff, customer service training, documentation inservicing in conjunction with Hospital staff; plus ongoing, active evaluation of program according to needs of clients and Hospital. Provide full involvement with JCAHO survey and preparation for survey in conjunction with Hospital staff. Services of 24 hour/day Intake Office. Maintain communication with County Patient Rights Office, and provide ongoing an appropriate education/inservice. Provide Hospital community education regarding Behavioral Health patients and issues.

        (g) Clinical Services: Training of all clinical staff with Program Administrator and Hospital COO responsible for licensed staff. Medical Director to be responsible to lead treatment planning, utilizing concepts of teamwork for quality care, insure admission and discharge criteria are appropriate. Training and reviews to insure documentation criteria are met, and treatment team planning and documentation meet regulatory standards.

        (h) Utilization Review Services: Periodic audits by Director of UR to monitor compliance and report to Hospital UR Department. Attendance at appropriate county and/or


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Federal meetings and educational events to maintain current knowledge related to changes in regulations, documentation requirements, billing requirements, etc., with appropriate follow-up for clinical staff, Program Administrator, and Hospital COO.

        (i) Maintain professional and comprehensive general liability insurance for itself and its employees and contracted personnel in an amount not less than $5,000,000 per occurrence or claim and whenever reasonably requested provide Hospital with a certificate from the insurer stating that such insurance is in effect and which also states that Hospital will be given at least ten (10) days advance written notice of any cancellation, non-renewal, changes in policy limits, deductible, or co-insurance or aggregate limits. Any deductible or co-insurance or aggregate limits shall be subject to Hospital's approval which shall not be unreasonably withheld. Hospital agrees that $100,000 is an acceptable deductible or co-insurance. Hospital shall maintain "tail" coverage if necessary for any terminated "claims made" policy so as to apply to any of its acts or omissions which occur during the term of this Agreement until the expiration of any applicable statute of limitation but not to exceed seven (7) years. Manager shall use reasonable efforts to have Hospital named as an additional insured on Manager's insurance with respect to any claim or liability arising solely out of any act of omission by Manager, its employees, or contracted personnel.

        (j) Until the expiration of four (4) years after the furnishing of any services to be provided under this Agreement make available, upon request, to the Secretary of Health and Human Services or to the Comptroller General of the United States of America, or their duly authorized representatives, this Agreement and books, documents and records which are necessary to certify the nature and extent of reimbursable costs under the Medicare laws.

        (k) Comply with all applicable laws (including but not limited to 42 U.S.C. 1395 (nn) (b) or any similar law or regulation), regulations, medical staff bylaws, Hospital policies and procedures, Partial Hospitalization Program policies and procedures and any applicable standards of care.

        (l) Use reasonable efforts to resolve any issues regarding acceptability of Program personnel to Hospital personnel and to Program patients which may arise with respect to any of Manager's employees or contracted personnel.

        (m) Provide monthly written reports to Hospital as requested, regarding the operation of the Partial Hospitalization Program.

        (n) Commit no act or omission which adversely affects the Hospital license with respect to the psychiatric chairs.

        (o) Admit patients to the Partial Hospitalization Program (including but not limited to Medicare and MediCal patients) only if the admission is ordered by a physician on the Hospital medical staff with admitting privileges.

        (p) Allow use of the corporate software tracking program for claims paid.


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5.      REPRESENTATION AND WARRANTS OF HOSPITAL

        Hospital hereby represents to Manager as follows:

        (a) Hospital is owned by Sherman Oaks Health System, a California, non profit public benefit corporation duly organized and validly existing in good standing under the laws of the State in which the Hospital resides with the power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement subject to obtaining the license described in subpart (m) of Section (3).

        (b) The execution of this Agreement and the performance of the obligations of the Hospital hereunder will not result in any breach of any of the terms, conditions or provisions of any agreement or other instrument to which Hospital is a party or by which it may be bound or affected, or any governmental license, franchise, permit or other authorization possessed by the Hospital, nor will such execution and performance violate any Federal, State or local law, rule or regulation. The Hospital is accredited by the Joint Commission on Accreditation of Healthcare Organizations.

        (c) There is no litigation, administrative proceeding or investigation pending or threatened against Hospital (nor is the Hospital subject to any judgement, order, decree or regulation of any court or other governmental administrative agency) which would materially adversely affect the performance of Hospital's obligations hereunder.

        (d) No Certificate of Need is required by Hospital from any state regulatory agency for the operation of the PHP.

6.      REPRESENTATIONS OF MANAGER

        Manager hereby represents to Hospital as follows:

        (a) Manager is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware with the power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement.

        (b) The execution of this Agreement and the performance of the obligations of the Manager hereunder will not result in any breach of any of the terms, conditions or provisions of any agreement or other instrument to which the Manager is a party or by which it may be bound or affected, or any governmental license, franchise, permit or other authorization possessed by the Manager, nor will such execution and performance violate any Federal, State or local law, rule or regulation.

        (c) There is no litigation, administrative proceeding or investigation pending or threatened against Manager (nor is Manager subject to any judgement, order, decree or regulation of any court or other governmental administrative agency) which would materially adversely affect the performance of Manager's obligations hereunder.


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7.      MANAGEMENT FEE

        (a) Hospital shall pay to manager a monthly fee of $79,200. Manager will be paid its contractual fee forty five (45) days following the month for which services were performed. For example, the management fee for August, 2002 will be due on October 15, 2002. As of an effective date of this agreement, the management fee discussed above replaces any and all previous arrangement in force.

8.      PAYMENT BY HOSPITAL

        (a) On or before the fifth (5th) day of each calendar month, Manager will forward to Hospital an invoice for the fees payable by Hospital under this
Section 7. If any amount so invoiced is not paid within 45 days of the end of the calendar month in which the invoice is sent, the outstanding balance shall bear simple interest from the date of said invoice at a rate of five percent (5%) per annum until such amount shall be paid in full, but in no event will this percentage be greater than the maximum permitted by law. Any payments made thereafter and received by manager shall be applied first to interest accrued, but unpaid, and then to the oldest unpaid invoice. In addition, the parties agree that a failure by Hospital to pay any such invoice by the sixtieth (60th) day of the calendar month in which the invoice is sent shall be a material breach of this Agreement by written notice to Hospital delivered personally or deposited in the United States Mail, Certified or Registered, with postage prepaid and addressed to Hospital as indicated in Section 10 hereof. If contract is terminated by Hospital, all management fees are due and payable prior to the effective date of termination and any such termination of this Agreement by Manager shall not affect Hospitals obligation to pay amounts due Manager under this Agreement, but no such payment shall affect the effectiveness of such termination.

9.      CONFIDENTIAL AND PROPRIETARY INFORMATION

        (a) Hospital agrees and acknowledges that Confidential Information is disclosed to it in confidence with the understanding that it constitutes business information developed by Manager. Hospital further agrees that it shall not use such Confidential Information for any purpose other than in connection with the Partial Hospitalization Program. Hospital further agrees not to disclose such Confidential Information to any third party except as required by law or regulation or in order to serve the purposes of the Partial Hospitalization Program or as permitted by written authorization of Manager.

        (b) Manager hereby grants to Hospital for the term of this Agreement, a non-exclusive license to use the registered service marks of Manager when identifying the Partial Hospitalization Program. These service marks are the exclusive property of Manager.

        (c) Manager agrees not to disclose confidential information pertaining to the Hospital business or Partial Hospitalization Program patients except as required by law or regulation or as permitted by written authorization of Hospital or the respective patient as the case may be.


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10.     RECRUITMENT OF EMPLOYEES AND AGENTS

        (a) Hospital acknowledges that Manager has expended and will continue to expend substantial time, effort, and money to train its employees and contracted personnel in the operation of the Partial Hospitalization Program. The employees and contracted personnel of Manager who will operate the Partial Hospitalization Program at the Hospital will have access to and possess Confidential Information of Manager. Hospital, therefore, agrees that for the earlier of one (1) year after the cessation of the employment or agency relationship between the Manager and the employee or agent or one (1) year after termination of this Agreement, it will not knowingly (and it will not induce any of its affiliates to) employ or solicit the employment of, or in any way retain the services of any employee, former employee, or contracted personnel or former agent of Manager if such individual has been employed or retained by Manager in the Partial Hospitalization Program unless Manager gives Hospital prior written consent therein or unless this Agreement is terminated by Hospital pursuant to paragraph
(11) of this agreement.

        (b) Manager agrees that during the same respective period of time, it will not knowingly (and it will not induce any of its affiliates to) employ or solicit the employment of or in any way retain the services of any employee, former employee, or contracted personnel or former agent of Hospital without Hospital's prior written consent thereto.

11.     TERMINATION

        (a) Termination by Manager:

               (1) By written notice to Hospital, if Hospital should have a bankruptcy, reorganization or similar action filed by or against it, become insolvent, go into liquidation for any purpose.

               (2) In the event Hospital has failed to comply with the terms of this Agreement in any material respect, including substantial completion of all refurbishing in the identified program space, Manager shall, in writing, notify all of the nature of the breach, and Hospital shall have thirty (30) days to cure such breach or else the Agreement will thereupon be terminated upon written notice to Hospital.

               (3) By written notice to Hospital if Hospital fails to maintain its accreditation by the Joint Commission on Accreditation of Healthcare Organizations or any license granted to it by a regulatory agency without which the PHP would be materially and adversely affected.

               (4) By written notice to Hospital if Hospital fails to maintain professional and general liability insurance in the minimum amount of $5,000,000.

        (b) Termination by Hospital:

               1. By written notice to Manager if Manager should have a bankruptcy, reorganization or similar action filed by or against it, become insolvent, or go into liquidation for any purpose.


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               2. In the event Manager has failed to comply with the terms of this Agreement in any material respect, Hospital shall, in writing, notify Manager of the nature of the breach, and Manager shall have thirty (30) days to cure such breach or else the Agreement will thereupon be terminated upon written notice to Manager.

               3. By written notice to Manager if Manager fails to provide professional and general liability insurance in the minimum amount of $5,000,000.

               4. In the event Manager is acquired by another entity, Hospital shall have the option to terminate the contract upon thirty (30) days written notice to Manager.

               5. In the event Medicare changes in reimbursement and/or regulations make the program financially or operationally onerous for the Hospital to operate. Such determination shall be at the sole discretion of the Hospital.

12.     MISCELLANEOUS PROVISIONS

        (a) Compulsory Arbitration: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, and judgement on the award rendered may be entered in any court having jurisdiction. However, this shall not apply with respect to any claim for indemnity for bodily injury or death.

        (b) Attorneys' Fees: If any legal action (including arbitration) is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs awarded against the other party in addition to any other relief to which that party may be entitled.

        (c) Liquidated Damages: If Hospital should terminate Manager's services without cause, for any reason, Hospital agrees to pay Manager in the amount of $20,000 per month for the remainder of the contractual period.

        (d) UCC1: Hospital agrees to allow Manager, at Manager's expense, to file a UCC1 or any similar local law or regulation with respect to a "payment promise" against the Hospital's psychiatric outpatient accounts receivables referred to in this agreement.

        (e) Governing Law: The validity of this Agreement and of any of its terms or provisions, the interpretation of the rights and duties of the parties hereunder, and the construction of the terms or provisions hereof shall be governed in accordance with the laws of the State of California.

        (f) Force Majeure: If either of the parties hereto is delayed or prevented from fulfilling any of its obligations under this Agreement by force majeure, said party shall not be liable for said delay or failure. "Force Majeure" means any cause beyond the reasonable control of a party, including but not limited to an act of God, act or omission of civil military authorities,


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fire, strike, earthquake, flood, riot, war, delay of transportation, or inability due to the aforementioned causes to obtain necessary labor, materials, or facilities.

        (g) Severability: If any part of this Agreement is held to be void or unenforceable, such part will be treated as severable, leaving valid the remainder of this Agreement notwithstanding the part found void or unenforceable.

        (h) Waiver: A waiver by either party of a breach or failure to perform shall not constitute a waiver of any provision hereof or of any other breach or failure whether or not similar. There shall be no waiver unless in writing signed by the party against whom the waiver is sought to be enforced.

        (i) Binding Effect: This Agreement shall be binding on the successors, and assigns of the respective parties, provided, however, neither party may assign or otherwise transfer this Agreement or delegate obligations hereunder without the other's written consent.

        (j) Complete Agreement: This Agreement constitutes the complete understanding of the parties and supersedes all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other agreement, representation, statement, or promise relating to the subject matter of this Agreement which is not contained herein shall be valid or binding. There shall be no amendment unless in writing signed by both parties.

        (k) No Agency or Partnership: The relationship between Manager and Hospital is that of independent contractors and nothing in the Agreement shall be deemed to create an agency, joint venture, partnership or similar relationship between the parties hereto. Neither party shall have the right to bid for the other or enter into any contract or commitment in the name of, or on behalf of the other.

        (l) Notice: All notices hereunder shall be in writing, delivered personally or by U.S. Certified or Registered postal mails, postage prepaid, return receipt requested, and shall be deemed given when delivered personally or upon the earlier of actual receipt or five (5) days after deposit in said United States Mail, addressed as below with proper postage affixed, but each party may change his address by written notice in accordance with this Paragraph.

               (m) Changes in Reimbursement Rules: In the event that Medicare, Medicaid, a third party payor or other Federal, State, Local laws, rules, regulations, or interpretations thereof at any time during this agreement duration; prohibit, restrict or substantially change the method, payment or amount of reimbursement or the like for services provided under this agreement, then the Hospital and Manager in good faith shall amend or cancel the agreement to provide for payment of compensation to each other in a manner consistent with any such prohibition restriction and/or limitation. Specifically, Manager agrees to amend its staffing to ensure compliance with any new rules and/or regulations and adjust its management fee commensurate with such changes in the cost of services provided.


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               (n) Compliance Plan Provisions: Hospital has adopted a compliance plan to (i) prevent accidental and intentional non-compliance with applicable laws; (ii) detect such non-compliance if it occurs; (iii) discipline those involved in non-compliance behavior; and (iv) prevent future non-compliance. Hospital also contemplates entering into a corporate integrity agreement with the United States Department of Health and Human Services to promote compliance with the statutes, regulations and written directives of Federal health programs. Manager hereby acknowledges and certifies that it has received and read:

               1. Hospital's Code of Conduct
               2. Hospital's Policies and Procedures
               3. Notice of and Education in the use of Hospital's Confidential Disclosure Program

and that Manager has received appropriate training for the services it will provide to Hospital, the requirements of the Corporate Integrity Agreement and the Compliance Program.

        Manager agrees to inform and train any individual, or employee of Manager who will render services to Hospital as to the above.

        Hospital's Address:         Sherman Oaks Hospital and Health Center
                                    4929 Van Nuys Blvd.
                                    Sherman Oaks, CA    91403

        Manager's Address:          OptimumCare(R)Corporation
                                    30011 Ivy Glenn Drive, Suite 219
                                    Laguna Niguel, CA    92677-5018


IN WITNESS WHEREOF, this Agreement has been executed on                        ,
2002, at                          , California.


Manager                                Hospital:
OPTIMUMCARE(R)CORPORATION              SHERMAN OAKS HOSPITAL AND HEALTH CENTER


By:                                    By:
    ----------------------------           -------------------------------------
    Edward A. Johnson                      David Levinsohn
    Chairman of the Board & CEO            Chief Executive Officer


By:                                    By:
    ----------------------------           -------------------------------------
    Mulumebet Gebre Michael                Kate O'Rourke
    President & COO                        COO


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